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                                                  ------------------------------
                                                           OMB APPROVAL
[ ] Check this box if no longer                   ------------------------------
    subject to Section 16. Form 4 or              OMB Number           3235-0287
    Form 5 obligations may continue.              Expires:      January 31, 2005
    See Instruction 1(b).                         Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

Belingard, Jean-Luc
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   (Last)                           (First)             (Middle)

c/o Laboratory Corporation of America Holdings, 430 South Spring Street
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                                    (Street)

Burlington, North Carolina 27215
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   (City)                           (State)              (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

Laboratory Corporation of America Holdings ("LH")
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Day/Year

March 3, 2003
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by more than One Reporting Person
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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                5.
                                                                                                Amount of       6.
                                                                    4.                          Securities      Owner-
                                                                    Securities Acquired (A)     Beneficially    ship
                                         2A.          3.            or Disposed of (D)          Owned           Form:     7.
                            2.           Deemed       Transaction   (Instr. 3, 4 and 5)         Following       Direct    Nature of
                            Transaction  Execution    Code          -------------------------   Reported        (D) or    Indirect
1.                          Date         Date, if     (Instr. 8)                (A)             Transaction(s)  Indirect  Beneficial
Title of Security           (Month/Day   any (Month/  ------------    Amount    or     Price    (Instr. 3       (I)       Ownership
(Instr. 3)                  Year)        Day/Year)    Code     V                (D)             and 4)          (Instr.4) (Instr. 4)
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
Common Stock                3/03/03                    A              60         A    $27.74    14,422 (1)       D
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
(1) Amount shown reflects a 2-for-1 stock split effective on May 10, 2002.


                                                                          (Over)
                                                                  SEC 1475(8-02)

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                   5.
                                                                                   Number of              6.
                                                      3A.                          Derivative             Date
                          2.              3.          Deemed        4.             Securities             Exercisable and
1.                        Conversion      Trans-      Execution     Transaction    Acquired (A) or        Expiration Date
Title of                  or Exercise     action      Date, if      Code           Disposed of (D)        (Month/Day/Year)
Derivative                Price of        Date        any           (Instr.8)      (Instr. 3, 4 and 5)    -----------------------
Security                  Derivative      (Month/     (Month/       ----------     -------------------       Date      Expiration
(Instr. 3)                Security        Day/Year)   Day/Year)     Code   V           (A)     (D)        Exercisable     Date
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

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

7.
Title and Amount                                       9.                    10.
of Underlying                                          Number of             Ownership Form
Securities                                             Derivative            of Derivative       11.
(Instr. 3 and 4)                      8.               Securities            Securities          Nature of
----------------------------          Price of         Beneficially Owned    Beneficially        Indirect
                  Amount or           Derivative       Following Reported    Owned at End        Beneficial
                  Number of           Security         Transaction(s)        of Month            Ownership
Title             Shares              (Instr. 5)       (Instr. 4)            (Instr. 4)          (Instr. 4)
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

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================================================================================================================

Explanation of Responses:









           /s/ Bradford T. Smith                              March 3, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
  Bradford T. Smith, Attorney-in-Fact for
            Jean-Luc Belingard

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed.
          If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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